Mail Stop 3561

Via U.S. Mail and Fax: 281.388.5583
Philip J. Hawk
Chief Executive Officer
Team, Inc.
200 Hermann Drive
Alvin, Texas 77511
								August 16, 2005

Re:	Team, Inc.
      Amendment No. 1 to Form 10-K for the fiscal year ended
      May 31, 2004
	Filed April 14, 2005

	Form 10-Q for the quarter ended February 28, 2005
	Filed April 15, 2005
      File No. 1-08604


Dear Mr. Hawk:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







??

??

??

??


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549